UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Schedule 14(a)
(Rule 14a-101)

Information Required in Proxy Statement
Schedule 14a Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [  ]

Check the Appropriate Box:

[X]  Preliminary Proxy Statement
[  ]  Definitive Proxy Statement
[  ]  Definitive Additional Materials
[  ]  Soliciting Material Under Rule 14a-12
[  ]  Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

HEALTH OUTCOMES MANAGEMENT, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee  (Check the Appropriate Box):

[  ]  No Fee Required
[X]  Fee Computed on Table Below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  Title of Each Class of Securities to which Transaction Applies:
  Aggregate Number of Securities to which Transaction Applies:
  Per Unit Price or Other Underlying Value of Transaction Computed Pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):  Per Rule 0-11c(2), 1/50th of 1% of cash received by registrant ($300,000 x .01 x (1/50)) = $60
  Proposed Maximum Aggregate Value of Transaction:  $300,000
  Total Fee Paid:  $60

[  ]  Fee Paid Previously with Preliminary Materials
[  ]  Check Box if any Part of the Fee is Offset as Provided by Exchange Act Rule 0-11(a)(2) and Identify the Filing for which the Offsetting Fee was Paid Previously. Identify the Previous Filing by Registration Statement Number, or the Form or Schedule and the Date of its Filing.

  Amount Previously Paid:
  Form, Schedule or Registration Statement No.:
  Filing Party:
  Date Filed:

HEALTH OUTCOMES MANAGEMENT, INC.
2331 University Avenue SE   Minneapolis,  Minnesota  55414
(612) 378-3053

December 21, 2001

Dear Shareholder:

I am pleased to invite you to attend the Special Meeting of the Shareholders (the "Meeting") of Health Outcomes Management, Inc. (the "Company") to be held at the Days Inn, 2407 University Avenue SE, Minneapolis, MN, 55414 on Wednesday, January 16, 2002 at 10:00 a.m. Central Standard Time.

At the Meeting, shareholders will be asked to:

  Consider and vote upon a proposal to approve the sale of substantially all of the operating assets of the Company, including fixed assets, customer lists, intellectual property and related tangible and intangible assets (the "Asset Sale"), on the terms and conditions set forth in the Asset Purchase Agreement, dated November 1, 2001, by and between the Company and Quality Business Solutions, Inc. ("QBS"). A copy of the Asset Purchase Agreement is set forth in Exhibit A to this Proxy Statement.

Completion of the Asset Sale will not affect the outstanding shares of the Company's Common Stock. Shareholders are not being asked to exchange their shares of the Company's Common Stock for any other shares or for cash or other property.

Following the Asset Sale, the Company intends to pursue a merger with or acquisition of another operating business. It is not possible, however, to estimate a timetable for completing one of these transactions, and there can be no assurance that the Company will be able to complete a transaction at all.

The Board of Directors has determined that the Asset Sale is in the best interests of the Company and its Shareholders and has UNANIMOUSLY approved the Asset Sale. Accordingly, the Board UNANIMOUSLY recommends a vote IN FAVOR of the Asset Sale, as described further herein.

The accompanying material includes the Notice of Special Meeting, the Summary Term Sheet, the Proxy Statement and the related proxy card. I hope you will be able to attend the Company's Special Meeting. Whether or not you are able to attend the Meeting in person, I urge you to sign and date the enclosed proxy card and return it promptly in the enclosed envelope. If you do attend the Meeting in person, you may withdraw your proxy and vote personally on any matters brought properly before the Meeting.

Sincerely,

Peter J. Zugschwert
President

HEALTH OUTCOMES MANAGEMENT, INC.
2331 University Avenue SE   Minneapolis,  Minnesota  55414
(612) 378-3053

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On January 16, 2002

To the Shareholders of Health Outcomes Management, Inc.:

A Special Meeting of Shareholders of Health Outcomes Management, Inc., a Minnesota corporation (the "Company"), will be held on Wednesday, January 16, 2002 at 10:00 a.m. Central Standard Time, at the Days Inn, 2407 University Avenue SE, Minneapolis, MN, 55414 for the following purposes:

  To consider and vote upon a proposal to approve the sale of substantially all of the operating assets of the Company, including fixed assets, customer lists, intellectual property and related tangible and intangible assets (the "Asset Sale"), on the terms and conditions set forth in the Asset Purchase Agreement, dated November 1, 2001, by and between the Company and Quality Business Solutions, Inc. ("QBS").

  To transact such other business as may properly come before the meeting or any adjournment thereof.

Holders of record of the Company's Common Stock at the close of business on December 14, 2001 are entitled to notice of and to vote at the Special Meeting or any adjournment thereof. Each of you is invited to attend the Meeting in person, if possible. Whether or not you plan to attend in person, please mark, date and sign the enclosed proxy and mail it promptly. A return envelope is enclosed for your convenience.

By Order of the Board of Directors,

Peter J. Zugschwert
President

Dated: December 21, 2001

TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE.

TABLE OF CONTENTS

Proxy Statement	1
Solicitation of Proxies	1
Record Date and Outstanding Common Stock	1
Voting and Revocation of Proxy	1
Quorum; Abstentions; Broker Non-Votes	1
Security Ownership of Management and Others	2
Approval of the Asset Sale	3
General	3
The Companies	3
Reasons for the Asset Sale	3
Background for the Asset Sale	4
Asset Sale	5
Description of the Asset Purchase Agreement	5
Required Approvals	9
Interests of Certain Persons in the Asset Sale	9
Legal Proceedings	10
Proceeds of the Asset Sale; Company's Business Following the Asset Sale	10
Accounting Treatment	11
Federal Income Tax Consequences	11
Recommendation of the Company's Board of Directors	13
Vote Required	13
Summary of Dissenters' Rights	13
Other Business	16
Available Information	16
Proposals of Shareholders	17
Exhibits:
Exhibit A: Asset Purchase Agreement	A-1
Exhibit B: Minnesota Business Corporation Act, 302A.471 and 302A.473	B-1

SUMMARY TERM SHEET

This summary highlights selected information from this Proxy Statement and may not contain all of the information that is important to you. To better understand the Asset Sale, you should carefully read this entire Proxy Statement, including the exhibits, one of which is the Asset Purchase Agreement. The Asset Purchase Agreement constitutes the legal document that governs the Asset Sale.

When and Where is the Meeting?

The Special Meeting of Shareholders of the Company will be held on Wednesday, January 16, 2002 at the Days Inn, 2407 University Avenue SE, Minneapolis, MN, 55414 commencing at 10:00 a.m. Central Standard Time.

What Matters Will Be Voted Upon at the Meeting?

There will be one proposal to vote on: Approval of the Asset Sale.

If the Asset Sale is approved by the shareholders, the Company will sell substantially all of its operating assets, including fixed assets, customer lists, intellectual property and related tangible and intangible assets, on the terms and conditions set forth in the Asset Purchase Agreement.

What are the Reasons for the Asset Sale?

While the Company's long-term care software business generated $919,328 in revenues and $135,681 in profits for the fiscal year ended February 28, 2001, the Company believes this is below the level necessary for attracting investor and brokerage community enthusiasm. Accordingly, in an effort to increase shareholder value, the Company wishes to sell substantially all of the operating assets associated with its long-term care software business and to use the proceeds, along with its current cash, to discharge its liabilities and to pursue other merger and acquisition opportunities.

What Will the Company do After the Completion of the Asset Sale?

Following the Asset Sale, the Company intends to pursue a merger with or acquisition of another operating business. It is not possible, however, to estimate a timetable for completing one of these transactions, and there can be no assurance that the Company will be able to complete a transaction at all.

What are the Terms of the Asset Sale?

Subject to approval by the shareholders at the Meeting, QBS will acquire substantially all of the assets of the Company, including fixed assets, customer lists and related tangible and intangible assets having an aggregate book value as of August 31, 2001 of approximately $33,000 in consideration of $300,000 in cash. The Asset Purchase Agreement also contains other terms and conditions customary for this type of transaction. See "Approval of the Asset Sale - The Asset Sale" and "Approval of the Asset Sale - Description of the Asset Purchase Agreement."

How Will the Proceeds of the Asset Sale be Used by the Company?

The proceeds of the Asset Sale will be used to pay any applicable Asset Sale transaction costs, reduction of debt, and expenses associated with the Company's ongoing public company reporting requirements. Any proceeds not so used shall be retained by the Company pending use of some or all of such sums in the acquisition or merger with another operating business. See "Approval of the Asset Sale - Proceeds of the Asset Sale; Company's Business Following the Asset Sale."

Do I Have Dissenters' Rights?

Yes. Dissenters' rights allow shareholders to dissent from the Asset Sale and receive a fair cash payment for their shares. If you wish to perfect and exercise your dissenters' rights under Minnesota law, you must follow certain procedural steps, including delivering to the Company a written demand for appraisal of your shares prior to the vote on the Asset Sale and not voting in favor of the Asset Sale. Failure to comply with those procedures will result in forfeiture of your dissenters' rights. See "Approval of the Asset Sale - Summary of Dissenters' Rights."

Will the Asset Sale Affect My Shares of the Company's Common Stock or My Rights as a Shareholder?

No. The Asset Sale will not affect the outstanding shares of the Company's Common Stock. You are not being asked to exchange your shares of the Company's Common Stock for any other shares or for cash or other property.

What are the Federal Income Tax Consequences of the Asset Sale?

The Asset Sale will result in gain or loss to the Company depending on whether the net proceeds realized from the sale of its various assets exceeds it basis in such assets, as determined on an asset-by-asset basis. The Asset Sale by itself will not produce any separate and independent federal income tax consequences to you unless you exercise your dissenters' rights. See "Approval of the Asset Sale - Federal Income Tax Consequences."

Who is Entitled to Vote?

Only shareholders of record at the close of business on December 14, 2001 are entitled to receive notice of and to vote at the Meeting. See "Voting and Revocation of Proxy."

If My Broker Holds My Shares in "Street Name," Will My Broker Vote My Shares for Me?

Your broker will vote your shares on the Asset Sale only if you provide written instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. See "Quorum; Abstentions; Broker Non-Votes."

May I Change My Vote After I Have Submitted My Proxy?

Yes. To change your vote you can do any of the following:

  Give notice of your changed vote in writing mailed to the Company at the address that appears on the first page of this Proxy Statement

  Execute and deliver to the Company a subsequently dated proxy

  Attend the Meeting and give oral notice of your intention to vote in person

You should be aware that simply attending the Meeting will not in and of itself constitute a revocation of your proxy. See "Voting and Revocation of Proxy."

What Shareholder Vote is Required to Approve the Asset Sale?

Approval of the Asset Sale requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company. Several shareholders have informed the Company that they intend to vote all of their shares in favor of the Asset Sale. See "Approval of Asset Sale - Vote Required."

Has the Board of Directors Recommended that I Vote for Approval of the Asset Sale?

Yes. Your Board of Directors believes that the Asset Sale is in the best interests of the Company and its shareholders, and recommends that shareholders vote for approval of the Asset Sale. See "Approval of Asset Sale - Recommendation of the Company's Board of Directors."

What do I Need to do Now?

First, read this Proxy Statement carefully. Then you should, as soon as possible, submit your proxy by executing and returning the enclosed proxy card. Your shares represented by proxy will be voted in accordance with the instructions you specify on the proxy card. If you submit a proxy card without specifying how the shares should be voted, your shares will be voted for the approval of the Asset Sale.

Who Should I Call if I Have Questions?

If you have questions about the proposals, you may call Peter J. Zugschwert, President, at 612-378-3053.

HEALTH OUTCOMES MANAGEMENT, INC.
2331 University Avenue SE   Minneapolis,  Minnesota  55414
(612) 378-3053

PROXY STATEMENT

YOU SHOULD CAREFULLY READ THIS PROXY STATEMENT
(INCLUDING THE EXHIBITS) IN ITS ENTIRETY

Solicitation of Proxies

The enclosed proxy is solicited by and on behalf of the Board of Directors of Health Outcomes Management, Inc., a Minnesota corporation (the "Company"), for use at the Special Meeting (the "Meeting") to be held at 10:00 a.m. Central Standard Time, on Wednesday, January 16, 2002, and any adjournment thereof. This Proxy Statement and the accompanying form of proxy are being mailed to shareholders on or about December 21, 2001.

The Company will bear the expense of the solicitation of proxies for the Meeting, including the cost of mailing. Arrangements will be made with brokerage houses and other custodian nominees and fiduciaries to send proxies and proxy materials to their principals, and the Company will reimburse them for their expense in so doing. In addition to solicitation by mail, proxies may be solicited by telephone or personally.

Record Date and Outstanding Common Stock

Only shareholder of record at the close of business on December 14, 2001 (the "Record Date") will be entitled to vote at the Meeting. On the Record Date, there were 9,287,720 shares of Common Stock outstanding.

Voting and Revocation of Proxy

Holders of record of the Company's Common Stock on the Record Date are entitled to notice of, and to vote at, the Meeting. Each share of Common Stock entitles the holder thereof to one vote upon each matter to be presented at the Meeting.

Each proxy returned to the Company will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the shares will be voted FOR the Asset Sale (the "Proposals"). While the Board of Directors knows of no other matters to be presented at the Meeting or any adjournment thereof, all signed proxies returned to the Company will be voted on any such matter in accordance with the judgment of the proxy holders, unless authority to vote on such other matters is withheld.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (a) giving written notice of such revocation to the President of the Company, (b) giving another written proxy bearing a later date, or (c) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute a revocation of a proxy).

Quorum; Abstentions; Broker Non-Votes

A quorum, consisting of a majority of the shares of Common Stock entitled to vote at the Meeting, must be present in person or by proxy before action may be taken at the Meeting. If an executed proxy is returned and the shareholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. If an executed proxy is returned by a broker holding shares in "street name" which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matter. To be passed, the Asset Sale must receive the affirmative vote of a majority of the outstanding shares of the Company. Accordingly, abstentions, broker non-votes and shares that are not represented by proxy or voted in person at the Meeting will have the same effect as a vote AGAINST the approval of the Asset Sale.

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

The following table sets forth certain information as of August 31, 2001, with respect to the beneficial ownership of the Company's Common Stock by (i) all persons known by the Company to be the beneficial owners of more than 5% of its outstanding shares, (ii) the directors, (iii) the executive officers, and (iv) all officers and directors as a group. Unless noted below, the address of each of the following shareholders is the same as the Company. Such information is based upon information furnished by each owner, including, where applicable, information furnished on either Schedule 13G or 13F filed by such owner with the Securities and Exchange Commission. Percentages are based upon the number of shares of Health Outcomes Management, Inc. Common Stock outstanding as of August 31, 2001, plus, where applicable, the number of shares that the indicated person and group had a right to acquire within 60 days of such date.

	Amount and Nature of	Shares Issuable Upon
	Ownership (including	Exercise of Options are
	shares underlying the	Currently or Will Become	Percentage of
Name and Address of	options described in	Exercisable in the	Outstanding
Beneficial Owner	next column)	Next 60 Days	Shares

Peter J. Zugschwert	1,943,349	0	20.9%
Jonathan R. Gordon	78,800	0	0.8%
Stanford M. Baratz	59,800	0	0.6%
B. Marie Cooper	32,750	3,750	0.4%
Matthew E. Goldberg	18,800	0	0.2%
All Officers and Directors as a Group	2,133,499	3,750	23.0%

APPROVAL OF THE ASSET SALE
(Asset Sale Proposal)

General

At the Special Meeting, the shareholders of Health Outcomes Management, Inc., (the "Company") will be asked to consider and vote upon the following proposal:

  Consider and vote upon a proposal to approve the sale of substantially all of the operating assets of the Company, including fixed assets, customer lists, intellectual property and related tangible and intangible assets (the "Asset Sale"), on the terms in conditions set forth in the Asset Purchase Agreement, dated November 1, 2001, by an between the Company and Quality Business Solutions, Inc. ("QBS").

The terms of the Asset Purchase Agreement are presented below under the caption "Description of the Purchase Agreement." A copy of the Asset Purchase Agreement is set forth in Exhibit A.

The Companies

Health Outcomes Management, Inc.

Health Outcomes Management, Inc. is a publicly held corporation with shares of its Common Stock listed on the OTC:BB under the ticker symbol HOMI. The Company is engaged in licensing proprietary software services to long-term care facilities, home healthcare agencies, hospitals and retail pharmacies. The Company's annual sales are approximately $1 million.

The principal executive offices of the Company are located at 2331 University Avenue SE, Minneapolis, MN 55414. The telephone number is (612) 378-3053.

Quality Business Solutions, Inc.

QBS is a privately held corporation engaged in providing technology based services to a variety of businesses and organizations.

The principal executive offices of QBS are located at 1250 Northland Drive, Suite 155, Mendota Heights, MN 55120. The telephone number is (651) 646-7154.

Reasons for the Asset Sale

While the Company's long-term care software business generated $919,328 in revenues and $135,681 in profits for the fiscal year ended February 28, 2001, the Company believes this is below the level necessary for attracting investor and brokerage community enthusiasm. Accordingly, in an effort to increase shareholder value, the Company has agreed to sell substantially all of the operating assets associated with its long-term care software business and to use the proceeds, along with its current cash, to discharge liabilities and to pursue other merger and acquisition opportunities.

In arriving at its determination that the Asset Sale is in the best interest of the Company and its shareholders, the Board of Directors carefully considered the following factors:

  The terms and conditions of the Asset Purchase Agreement;

  The lack of other offers that are superior to Quality Business Solution's offer in light of all the terms and conditions presented by QBS;

  The fact that the Asset Purchase Agreement requires that the Asset Sale be approved by a majority of the Company's shareholders;

  The risk that the Company could be exposed to future indemnification payments for a breach of the representations and warranties contained in the Asset Purchase Agreement;

  The difficulty in justifying the expenses associated with operating the Company's operating business as a public company and the significant costs imposed by public company reporting requirements; and

  The fact that the Asset Sale may facilitate a merger or acquisition of an operating business that could generate a higher return on investment than the long-term care business.

Background for the Asset Sale

During the last year, the Board of Directors of the Company has explored several alternatives for maximizing shareholder value. The Company actively pursued a variety of acquisitions, mergers, and strategic alliances and held active discussions with several industry participants. For a variety of reasons, the Company either was not interested in or not able to consummate any strategically oriented business development transactions under terms and conditions that could have resulted in significantly increased shareholder value.

In connection with its business development activities, the Company also had discussions with industry participants who indicated they were interested in exploring the possibility of acquiring all or part of the assets of Health Outcomes long-term care business. While strategic acquirers expressed interest in the long-term care business, none of those discussions resulted in the issuance of term sheets, letters of interest or letters of intent for the acquisition of all or part of such assets.

The Company also had discussions with potential financial buyers of the long-term care business who were either referred to the Company by a business broker or who were contacted directly by the Company's management. Based on discussions and preliminary due diligence investigations of the Company and its business, Health Outcomes received a letter of intent from one interested party. Based on a review of the terms and conditions provided for in a letter of intent dated August 29, 2001, the Board of Directors authorized management to negotiate an asset purchase agreement with QBS. The Board of Directors approved the Asset Sale and authorized execution of the Asset Purchase Agreement on October 30, 2001. The Asset Purchase Agreement was executed by the Company and QBS on November 1, 2001.

The Asset Sale

Under terms of the Asset Purchase Agreement and subject to the approval of the Company's shareholders, the Company has sold to QBS substantially all of the assets used by the Company in the conduct of its long-term care business, such assets having an aggregate book value as of August 31, 2001 of approximately $33,000. The acquired assets include fixed assets, customer lists, intellectual property and related tangible and intangible assets. Assets excluded from the transaction are cash, all non-trade receivables and prepaid expenses. The Company will retain responsibility for its liabilities. The Company also agrees to refrain for a period of five (5) years after closing from competing with the business currently engaged in by the Company.

QBS will pay the Company total consideration of $300,000 as follows:  $162,500 in cash paid on November 1, 2001, with credit for $10,000 earnest money deposit and the remaining $137,500 in cash will be paid upon shareholder approval. This payment amount has been placed in an escrow account (the "Closing Escrow Account") pursuant to the terms of the Closing Escrow Agreement attached hereto as Exhibit C of the Asset Purchase Agreement (Exhibit A of this document).

In the Asset Purchase Agreement, the Company makes representations and warranties customary for a transaction of this type. The Company agrees to indemnify QBS for any breach of such representations and warranties for a period of one (1) year after the closing date. The closing of the transactions contemplated by the Asset Purchase Agreement is subject to conditions customary for a transaction of this type.

Description of the Asset Purchase Agreement

The following is a brief summary of certain key provisions of the Asset Purchase Agreement. This description is qualified in its entirety by reference to the Asset Purchase Agreement, a copy of which is attached to this Proxy Statement as Exhibit A. Shareholders are urged to read the Asset Purchase Agreement in its entirety.

Purchase and Sale of Assets

Subject to approval of the Company's shareholders, the Company has sold and QBS has purchased certain assets of the Company, including fixed assets, customer lists, intellectual property and related tangible and intangible assets of the business for a total purchase price of $300,000 in cash. QBS took possession of the assets and has employed the assets in its business effective November 1, 2001.

Payment of Purchase Price

QBS paid the Company on November 1, 2001, $167,500 in cash, with credit for $10,000 earnest money deposit, and the remaining $137,500 upon shareholder approval of the Asset Sale. Pending approval, the second payment is held in an escrow account, pursuant the terms outlined in the "Closing Escrow Account", Exhibit C of the Asset Purchase Agreement (Exhibit A of this document).

Assumed Liabilities

QBS has assumed and agreed to perform and discharge specifically enumerated obligations and liabilities of the Company, which include certain customer contracts, as stated in the Assignment and Assumption Agreement, Exhibit D of the Asset Purchase Agreement (Exhibit A of this document).

Premises

QBS is entitled to use the Company's leased premises at 2331 University Avenue SE, Minneapolis, MN and other services supplied with the premises until December 15, 2001. QBS shall pay the Company a monthly fee of $3,376 payable in advance on the first day of each month. Other services include: telephone service, electronic and digital cable services, photocopy machine usage, postage meter usage and similar items.

Proration of Expenses, Revenues and Receipts

All operating revenues, receipts and expenses of the business will be adjusted and prorated as of the opening business on November 1, 2001. The Company shall be responsible for or entitled to (as applicable) amounts allocable with respect to periods prior to such date, and QBS shall be responsible for or entitled to (as applicable) amounts allocable with respect to periods on and after such date.

Representations and Warranties of the Company

The Company makes representations and warranties to QBS regarding: (1)organization and standing; (2)authority; (3)authorization of agreement and enforceability; (4)title to purchased assets; (5)absence of liens, claims and encumberances on purchased assets; (6)collectibility of accounts receivable; (7)required compliance with and required by governmental or other authorities relating to the business or purchased assets; (8)financial statements; (9)lack of infringement of or by the Company's trade names, trademarks, servicemarks, patents and copyrights; and (10)absence of litigation.

Representations and Warranties of the Buyer

QBS makes representations and warranties to the Company regarding: (1)organization and standing; and (2)authority.

Legal, Accounting and Broker's Fees

All other legal fees, accounting fees and broker fees, if any, and the expenses of any other services rendered or incurred relating to this Agreement and the consummation of the transactions contemplated shall be paid by the party incurring the expenses and/or services.

Conditions to Obligations of QBS to Proceed on the Closing Date

The obligation of QBS to purchase the assets is subject to the satisfaction, at the time of closing, of the following conditions:

  The Company shall have obtained agreements in writing from holders of not less than fifty percent (50%) of the issued and outstanding voting stock to the effect that such holders will vote in the manner provided by Zugschwert, in his capacity as President of the Company, on the approval of the sale of the Assets to QBS;

  The representations and warranties of the Company shall be true and correct as of the closing date as though made at that time, and all covenants of the Company to be performed prior to or as of the closing date shall have been performed. The Company shall also sign a Non-Solicitation Agreement as set forth in Exhibit J of the Asset Purchase Agreement (Exhibit A of this document);

  QBS shall have had the opportunity prior to the closing date to review the business records and shall not have discovered any substantial liabilities relating to the business not previously disclosed; and

  QBS shall have the right to discuss with the Company's employees the proposed Asset Sale and its effect upon them at any time prior to closing; QBS shall be under no obligation to hire any of the Company's employees

  The shareholders of the Company shall have approved the Asset Sale

Indemnification

The Company shall defend, indemnify, and hold harmless QBS, its successors, assigns, affiliates, licensees and sublicensees, and the respective officers, directors, agents and employees, from and against any action, suit, claim, damages, liability arising out of or in any way connected with any breach of any representation or warranty made by the Company herein for a period of one (1) year after the closing date.

QBS shall give the Company prompt notice of any such claim or of any threatened claim.

Termination

Unless mutually agreed to otherwise by the parties, QBS shall be entitled to terminate the Asset Purchase Agreement if the conditions under Section 12 of the Agreement (reference Exhibit A) are not met. The Company shall be entitled to terminate the Asset Purchase Agreement if the conditions under Section 9 of the Agreement (reference Exhibit A) are not met.

Required Approvals

The approval of a majority of all of the Company's outstanding Common Stock is required to approve the Asset Sale under the Minnesota Business Corporation Act (the "MBCA"). With the exception of the approval required by the MBCA, neither party must comply with and federal or other state regulatory requirements or obtain an other material approval in connection with the proposed transaction.

Interests of Certain Persons in the Asset Sale

Mr. Zugschwert, a director and President of the Company, has notes payable overdue him in the amount of $115,000, plus accrued interest. Given the proceeds from the Asset Sale will be used to reduce debt, it is assumed this outstanding debt will be paid upon the closing of the Asset Sale.

Legal Proceedings

The Company is not a party to any lawsuits.

Proceeds of the Asset Sale; Company's Business Following the Asset Sale

Proceeds of the Asset Sale

The proceeds of the Asset Sale will be used to pay any applicable Asset Sale transaction costs, reduction in liabilities and expenses associated with the Company's ongoing public company reporting requirements. Any proceeds not so used shall be retained by the Company pending use of some or all of such sums in the acquisition or merger with an operating business.

Company's Business Following the Asset Sale

The Board of Directors have been actively seeking another operating business for the Company to acquire, invest in or merge with, and will continue to do so after the Asset Sale is complete. The Company cannot estimate at this time what form such transaction might take. Further, there can be no assurances that the Company will be able to negotiate and complete a transaction with another operating business. Even if a transaction is completed, there can be no assurances that the market price of the Company's Common Stock will improve. During this period, the Company may have no employees.

Securities Exchange Reporting and OTC Bulleting Board Listing

Following the Asset Sale, the Company intends to maintain its status as a reporting company under the Securities and Exchange Act of 1934. The Company also intends to maintain the listing of its Common Stock on the OTC Bulletin Board maintained by the National Quotation Bureau, Inc.

Accounting Treatment

Under Generally Accepted Accounting Principles, upon consummation of the Asset Sale, the Company will remove the net assets sold from its consolidated balance sheet and record the gain or loss on the sale, net of transaction costs, severances and other related costs, including applicable state and federal income taxes, in its consolidated statements of operations.

Federal Income Tax Consequences

The following summary of the anticipated federal income tax consequences to the Company of the Asset Sale is not intended as tax advice and is not intended to be a complete description of the federal income tax consequences of the Asset Sale. This summary is based upon the Internal Revenue Code of 1986 (the "Code"), as presently in effect, the rules and regulations promulgated thereunder, current administrative interpretations and court decisions. No assurance can be given that future legislation, regulations, administrative interpretations or court decisions will not significantly change these authorities, possibly with retroactive effect. No rulings have been requested or received from the Internal Revenue Service ("IRS") as to the matters discussed and there is no intent to seek any such ruling. Accordingly, no assurance can be given that the IRS will not challenge the tax treatment of certain matters discussed or, if it does challenge the tax treatment, that it will not be successful.

The proceeds from the Asset Sale will be a taxable sale by the Company upon which gain or loss will be recognized by the Company. The amount of gain or loss recognized by the Company with respect to the sale of a particular asset will be measured by the difference between the amount realized by the Company on the sale of that asset and the Company's tax basis in that asset. The amount realized by the Company on the Asset Sale will be in the amount of cash received. For purposes of determining the amount realized by the Company with respect to specific assets, the total amount realized by the Company will generally be allocated among the assets according to the rules prescribed under Section 1060(a) of the Code. The Company's basis in its assets are generally equal to their cost, as adjusted for certain itmes, such as depreciation. The determination of whether gain or loss is recognized by the Company will be made with respect to each of the assets to be sold. Accordingly, the Company may recognize gain on the sale of certain assets and loss on the sale of certain others, depending on the amount of cnsideration allocated to an asset as compared with the basis of that asset.

The proposed sale of substantially all of the operating assets of the Company by itself will not produce any separate and independent federal income tax consequences to the Company's shareholders, other than those who exercise dissenters' rights under the MBCA. Cash payments made to a holder of Company Common Stock who exercises dissenters' rights will be treated as distributions in redemption of the shareholder's Company Common Stock. A holder of Company Common Stock receiving cash in connection with the exercise of dissenters' rights will recognize either: (i) gain or loss equal to the difference between the cash received and the holder's basis in the Company Common Stock; or (ii) dividend income, depending upon whether the deemed redemption qualifies for sale or exchange treatment under the tests set forth in Section 302 of the Code. Gain or loss will be capital gain or loss provided the Company Common Stock was capital asset in the hands of the Company shareholder at the time of the asset sale.

Pursuant to the rules promulgated under Section 302 of the Code, the determination of whether the exchange of Common Stock for cash pursuant to the exercise of dissenters' rights has the effect of a distribution of a dividend will be made, on a shareholder-by-shareholder basis, by comparing the proportionate, percentage interest of a shareholder before and after the asset sale. In making this comparison, there must be taken into account (i) any other shares of Company Common Stock actually owned by the shareholder, and (ii) any shares considered to be owned by the shareholder by reason of the constructive ownership rules set forth in Section 318 of the Code. These constructive ownership rules apply in certain specified circumstances to attribute ownership of shares of a corporation from the shareholder actually owning the shares, whether an individual, trust, partnerships or corporations. Under these rules, a shareholder is also considered to own any shares with respect to which the shareholder holds stock options.

Under applicable Internal Revenue Service guidelines, a redemption involving a holder of a minority interest in the Company whose relative stock interest in the Company is minimal, who exercises no control over the affairs of the Company, and who experiences a reduction in the shareholder's proportionate interest in the Company, both directly and by application of the foregoing constructive ownership rules, generally should be deemed to result in sale or exchange treatment, and accordingly, in most circumstances, capital gain or loss treatment, under the rules set forth in Section 302(b)(1) of the Code.

Each holder of the Company's Common Stock is urged to consult his or her own tax advisor as to the federal income tax consequences of the Asset Sale, and as to any state, local, foreign or other tax consequences based on his or her own particular facts and circumstances

Recommendation of the Company's Board of Directors

The Board of Directors has determined that the Asset Sale is in the best interests of the Company and the Company's shareholders. The Board of Directors has unanimously approved the Asset Purchase Agreement and unanimously recommends that shareholders vote in favor of the Asset Sale proposal.

Vote Required

Under Section 302A.661 of the MBCA, the sale by the Company of "all or substantially all" of its assets requires approval by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of Company Common Stock as of the Record Date. The Company has determined that the Asset Sale may constitute a sale of "all or substantially all" of the Company's assets based on current interpretations of that term. Thus, the Asset Purchase Agreement provides that, as a condition to the Company's obligation to consummate the transactions contemplated by the Asset Purchase Agreement, the affirmative vote of the holders of a majority of the voting power of all outstanding shares of Company Common Stock on the Record Date must be obtained.

Summary of Dissenters' Rights

Right to Exercise Dissenters' Rights

In connection with the Asset Sale, holders of the Common Stock of the Company are entitled to exercise dissenters' rights pursuant to the provisions of Sections 302A.471 and 302A.473 of the MBCA. In accordance with these sections, holders of the Company's Common Stock have the right to dissent from the Asset Sale and to receive payment in cash of the "fair value" of their shares of Common Stock. In this context, the term &fair value" means the value of the shares of the Company's Common Stock immediately before the effective date of the Asset Sale.

Company's Notice of Meeting

Under Section 302A.473, if a corporation calls a shareholders meeting at which a proposal to sell, lease, transfer or otherwise dispose of all or substantially all of the property and assets of the Company is to be voted upon, the notice of the meeting must inform each shareholder of the right to dissent, and must include a copy of Sections 302A.471 and 302A.473 and a brief description of the procedures to be followed under these sections. This Notice of Special Meeting of Shareholders constitutes such notice to the Company's shareholders, and the following discussion describes the procedures to be followed by a dissenting shareholder. The applicable statutory provisions are attached hereto as Exhibit B.

The following discussion is not a complete statement of the law pertaining to a dissenting shareholder's rights under Minnesota law and is qualified in its entirety by the full text of Sections 302A.471 and 302A.473 of teh MBCA attached hereto as Exhibit B. Any holder of the Company's Common Stock who wishes to exercise the right to dissent and demand the fair value of his or her shares, or who wishes to preserve the right to do so, should carefully review the following discussion and Exhibit B. Failure to timely and properly comply with the procedures will result in the loss of a shareholder's right to dissent under Minnesota law.

Shareholder's Notice of Intent to Demand Fair Value of Shares

If a holder of the Company's Common Stock wishes to exercise the right to demand the fair value of his or her shares, the shareholder must file with the Company, before the vote is taken on the Asset Sale proposal, a written notice of intent to demand the fair value of his or her shares and, in addition, he or she must not vote in favor of approval of the Asset Sale proposal. A vote against the Asset Sale proposal will not in and of itself constitute a written notice of intent to demand the fair value of a shareholder's shares of the Company's Common Stock satisfying the requirements of the MBCA.

A shareholder may not assert dissenters' rights as to less than all of the shares of the Company's Common Stock registered in the name of such shareholder.

Company's Notice of Procedures for Demanding Payment

After the Asset Sale proposal has been approved by the holders of the Company's Common Stock, the Company must cause to be mailed to each shareholder who has properly asserted dissenters' rights a notice that contains:

  The address to which the shareholder must send a demand for payment and his or her stock certificates in order to receive payment, and the date by which they must be received;

  A form to be used by the shareholder to certify the date on which he or she acquired his or her shares of Common Stock and to demand payment; and

  Another copy of Sections 302A.471 and 302A.473 of the MBCA, together with a brief description of the procedures to be followed under those sections.

To receive the fair value of his or her shares of Common Stock, a dissenting shareholder must demand payment and deposit his or her certificates within 30 days after the notice described above is given, but the dissenter retains all other rights of a shareholder until the Asset Sale takes effect.

Company's Payment; Return of Shares

After the cunsummation of the Asset Sale, or after the Company receives a valide demand for payment, whichever is later, the Company must remit to each dissenting shareholder who has complied with the dissenters' rights provisions the amount the Company estimates to be the fair value of the shares, plus interes, accompanied by:

  The Company's closing balance sheet and statement of operation for a fiscal year ending not more than 16 months before the effective time, together with the latest available interim financial statement;

  An estimate by the Company of the fair value of the shares and brief description of the method used to reach the estimate; and

  Another copy of Sections 302A.471 and 302A.473 of the MBCA and a brief description of the procedure to be followed in demanding supplemental payment.

If the Company fails to remit payment within 60 days of the deposit of certificates, the Company must return all deposited certificates. However, the Company may again give notice and require deposit of the certificates at a later time.

Shareholder's Right to Demand Supplemental Payment

If a dissenting shareholder believes that the amount remitted by the Company is less than the fair value of his or her shares plus interest, such dissenting shareholder may give written notice to the Company of his or her own estimate of the fair value for the shares plus interest and demand a supplemental payment for the difference. Any written demand for supplemental payment must be made within 30 days after the Company mailed its original remittance. Otherwise, a dissenter is entitled only to the amount remitted by the Company.

Company's Petition; Determination by Court

Within 60 days after receiving a demand for supplemental payment, the Company must either pay the amount of the supplemental payment demanded (or agreed to between the dissenting shareholder and the Company) or file a petition in the state courts of Minnesota requesting that the court determine the fair value of the shares plus interest. Any petition so filed must name as parties all dissenting shareholders who have demanded supplemental payments and who have been unable to reach an agreement with the Company concerning the fair value of their shares. The court may appoint appraisers, with such power and authority as the court deems proper, to receive evidence on and recommend th amount of fair value of the shares. The jurisdiction of the court is plenary and exclusive, and the fair value as determined by the court is binding on all shareholders, wherever located. A dissenting shareholder, if successful, is entitled to a judgment for the amount by which the fair value of his or her shares as determined by the court exceeds the amount originally remitted by the Company.

Costs and Expenses

Generally, the costs and expenses associated with a court proceeding to determine the fair value of the shares of the Company's Common Stock will be borne by the Company, unless the court finds that a dissenting shareholder has demanded supplemental payment in a manner that is arbitrary, vexatious or not in good faith. Similar costs and expenses may also be assessed in instances where the Company has failed to comply with the procedures specified in Section 302A.473 of the MBCA discussed above. The court may, in its discretion, award attorneys' fees to an attorney representing dissenting shareholders out of any amount awarded to such dissenters.

Other Rights

Under Subdivision 4 of Section 302A.471 of the MBCA, a shareholder has no right, at law or in equity, to set aside the approval of the Asset Sale or the consummation of the Asset Sale except if such approval or consummation was fraudulent with respect to such shareholder or the Company.

Failure to follow the steps required by Section 302A.473 for asserting dissenters' rights will result in the loss of a shareholders' rights to demand the fair value of his or her shares of the Company's Common Stock.

OTHER BUSINESS

At the date of this Proxy Statement, management knows of no other business that may properly come before the Meeting. However, if any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote the proxies received in response to this solicitation in accordance with their best judgment on such matters.

AVAILABLE INFORMATION

The Company files periodic reports with the SEC relating to its business, financial condition and other matters. Such periodic reports can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street N.W., Room 1024, Washington, D.C., 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the SEC's webiste, www.sec.gov. Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C., 20549, at prescribed times.

PROPOSALS OF SHAREHOLDERS

Any proposal by a shareholder to be presented at the next annual meeting must be received by the Company's principal executive offices, 2331 University Avenue SE, Minneapolis, MN, 55414, not later than March 2, 2002 in order for such proposal to be included in the Company's proxy materials relating to the fiscal year ending February 28, 2002. Also, if the Company receives notice of a shareholder proposal after May 20, 2002, such proposal will be considered untimely and the person's name in the proxies solicited by the Board of Directors of the Company for its 2002 Annual Meeting of Shareholders may exercise discretionary voting power with respect to such proposal.

By Order of the Board of Directors,

Peter J. Zugschwert
President

December 21, 2001

EXHIBIT A
Asset Purchase Agreement

EXHIBIT B
Minnesota Business Corporation Act
302A.471 and 302A.473

HEALTH OUTCOMES MANAGEMENT, INC.

PROXY

FOR SPECIAL MEETING
January 16, 2002

The undersigned hereby appoints Peter J. Zugschwert with full power of substitution, his or her Proxy to represent and vote, as designated below, all shares of the Common Stock of Health Outcomes Management, Inc. registered in the name of the undersigned at the Special and Annual Meeting of Shareholders, to be held at the Days Inn, 2407 University Avenue SE, Minneapolis, MN, 55414 at 10:00 a.m. Central Standard Time, on January 16, 2002, or any adjournment thereof.

The Board of Directors recommends that you vote FOR the proposal.

  Approve the QBS Asset Purchase Agreement

  [  ]  FOR   [  ]  AGAINST   [  ]  ABSTAIN

  Authority to Vote on Other Matter(s) Properly Brought Before the Meeting

  [  ]  Authority GRANTED   [  ]  Authority WITHHELD

This Proxy is solicited on behalf of the Company's Board of Directors.

This Proxy, when properly executed, will be voted in the manner directed. If no direction is given, the Proxy will be voted in favor of the proposal.

Date_______________________________, 200___

Signed_________________________________________
             Shareholder Signature

PLEASE DATE AND SIGN ABOVE exactly as name appears at the left, indicating, where proper, official position or representative capacity. For stock held in joint tenancy, each joint owner should sign.